Exhibit 3.31

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

•	First: The name of the limited liability company is Sabra Lake Drive, LLC

•	Second: The address of its registered office in the State of Delaware is 2711 Centerville Rd, #400 in the City of Wilmington Zip Code 19808.

The name of its Registered agent at such address is Corporation Service Company.

•	Third: (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation this 30th day of August, 2010.

By:	/s/ Michael T. Berg
Authorized Person(s)

Name:	Michael T. Berg
Typed or Printed